EXHIBIT 15 - LETTER RE UNAUDITED INTERIM FINANCIAL INFORMATION



Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C.  10549

RE:      ITI Technologies, Inc. Registration Statements on Form S-8
(Registrations No. 33-89826, No. 333-08943, No. 333-08945, and No. 333-23751)

We are aware that our report dated October 27, 1997, on our review of interim financial information of ITI Technologies, Inc. for the period ended September 30, 1997, and included in the Company's quarterly report on Form 10-Q for the quarter ended September 30, 1997, is incorporated by reference in these registration statements. Pursuant to Rule 436 (c) under the Securities Act of 1933, this report should not be considered a part of the registration statements prepared or certified by us within the meaning of Sections 7 and 11 of that Act.




/s/ Coopers & Lybrand L.L.P.

COOPERS & LYBRAND L.L.P.
Minneapolis, Minnesota
November 12, 1997